Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106
May 24, 2023
Troika Media Group, Inc.
25 West 39th Street, 6th Floor
New York, NY 10018

To the addressee set forth above:

We have acted as local Nevada counsel to Troika Media Group, Inc., a Nevada corporation (the “Company”), in connection with the transactions contemplated by that certain At Market Issuance Sales Agreement, dated as of May 24, 2023 (the “Sales Agreement”), by and between B. Riley Securities, Inc., as sales agent (in such capacity, the “Sales Agent”), and the Company, relating to the issuance and sale by the Company of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) having an aggregate offering price of up to $70,000,000, as more fully described in the base prospectus, dated April 28, 2023 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (File No. 333-271189) (as amended through and including the date hereof, the “Registration Statement”), as supplemented by the prospectus supplement, dated May 24, 2023 (together with the Base Prospectus , the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares as contemplated by the Sales Agreement and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Sales Agreement and the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus; (ii) the Sales Agreement, including the form of placement notice set forth therein (a “Placement Notice”); (iii) the Company’s articles of incorporation and bylaws, each as amended to date (collectively, the “Governing Documents”); and (iv) such agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof) and other documents, or forms thereof, as we have deemed necessary or appropriate. For purposes of issuing this opinion letter, we have also obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances, and such public filings, as we have deemed necessary or appropriate.

www.bhfs.com

Troika Media Group, Inc.
May 24, 2023

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that: (i) the statements of fact and all representations and warranties set forth in the documents we have examined are, or at all relevant times will be, true and correct as to factual matters; (ii) the obligations of each party set forth in all documents we have examined are or will be its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii); each natural person executing a document has, or when issuing a Placement Notice will have, sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (vi) prior to any issuance of Shares, each Placement Notice with respect to such Shares will have been duly issued and delivered by the Company in accordance with the Sales Agreement; and (vii) after the issuance of any Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan, arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company, and if, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Sales Agreement (including issuance and delivery by the Company of the Placement Notice related to such Shares and payment in full of all consideration required for such Shares as prescribed under the Sales Agreement and such Placement Notice), and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

Troika Media Group, Inc.
May 24, 2023

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP